Exhibit 99.1

FOR IMMEDIATE WORLDWIDE RELEASE
For Further Information, Contact:
John J. Millerick
Senior Vice President & CFO
(978) 326-4000

Paul M. Roberts
Director of Communications
(978) 326-4213
proberts@analogic.com

Analogic Corporation Reports Results
for Its Second Quarter 2007

PEABODY, MA (March 7, 2007) – Analogic Corporation (NASDAQ: ALOG), a leading designer and manufacturer of high-precision health and security imaging equipment, announced today results for its second quarter ended January 31, 2007.
Revenues from continuing operations for the second quarter ended January 31, 2007, were $88,358,000, compared with the prior year’s second quarter revenues from continuing operations of $100,011,000, a decrease of 12%. Income from continuing operations for the second quarter before discontinued operations and the cumulative effect of a change in accounting principle was $5,420,000, or $0.39 per diluted share, compared to $9,097,000, or $0.66 per diluted share, a year earlier.

Income attributable to the gain on disposal of discontinued operations for the prior year’s second quarter ended January 31, 2006, was $20,640,000, or $1.50 per diluted share.

Net income for the second quarter ended January 31, 2007, was $5,420,000, or $0.39 per diluted share, compared to $29,737,000, or $2.16 per diluted share, for the prior year’s second quarter. The Company had previously reported a net loss of $5,360,000, or a $0.39 net loss per diluted share in the current year’s first quarter ended October 31, 2006. The first quarter ended October 31, 2006, included pre-tax asset impairment charges of $9,705,000 associated with the Company’s digital radiography systems business.

Revenues from continuing operations for the six months ended January 31, 2007, were $163,960,000, compared with the prior year’s six-month revenues from continuing operations of $186,421,000, a decrease of 12%. Income from continuing operations before discontinued operations and the cumulative effect of a change in accounting principle for the six-month period was $60,000, or $0.00 per diluted share, compared to $10,160,000, or $0.74 per diluted share, for the same period a year earlier. The financial results for the six months ended January 31, 2006, include pre-tax restructuring and asset impairment charges of $2,707,000, of which $2,216,000 was associated with the Company’s former SKY Computers subsidiary.

Income attributable to discontinued operations, the cumulative effect of a change in accounting principle, and the gain on disposal of discontinued operations for the six months ended January 31, 2006, was $20,919,000, or $1.52 per diluted share. The $20,919,000 includes a net gain of $20,640,000 after taxes, or $1.50 per diluted share, from the sale of our Camtronics Medical Systems subsidiary on November 1, 2005.

Net income for the first six months ended January 31, 2007, was $60,000, or $0.00 per diluted share, compared with $31,079,000, or $2.26 per diluted share, for the same period a year earlier.

The decrease in revenue was due primarily to the expected decline in the sales of the Company’s EXplosive Assessment Computed Tomography (EXACT™) security imaging systems. Security technology product revenues were down $11,105,000, or 44%, over the prior year’s second quarter, as the Company shipped 18 EXACTs compared to 44 units a year earlier. As a result of the $31-36 million order the Company received for EXACTs in September 2006, a more regular shipment schedule is anticipated, but at a significantly lower rate than the Company enjoyed in the first half of last year, when 79 units were shipped. Engineering revenues were lower as well because a number of engineering projects were completed and transferred to production during the quarter.

Ed Becker, President and Chief Operating Officer, noted, “The core medical technology business continued its strong performance this quarter. Shipments of Data Acquisition Systems (DASs) for CT were up 18% over a very strong second quarter a year ago, and shipments of power systems for Magnetic Resonance Imaging (MRI) systems were up 11%. Sales of ultrasound probes by the Company’s Sound Technology, Inc., (STI) subsidiary exceeded expectations, and shipments of clinical ultrasound systems by B-K Medical improved over the prior second quarter.“

During the quarter, prototypes of the new KING COBRA™ Explosives Detection System (EDS), designed to screen checked luggage at small to mid-sized airports, and the XLB1100 EDS, designed for high-speed screening of checked luggage at high-traffic airports, were placed at Boston’s Logan International Airport for data gathering and are on schedule to be submitted to the U.S. Transportation Security Administration (TSA) for certification over the course of the calendar year. Prototypes of the COBRA checkpoint security system are being prepared for shipment to four airports in the very near future, and the system should be submitted for certification shortly thereafter. The AN6400 EXACT system upgrade has completed field evaluations. The Company is now awaiting a TSA determination of what airports should receive system upgrades.

Bernard Gordon, Executive Chairman (Principal Executive Officer), said, “During our first-quarter earnings call, a ten-point program to get the Company back on track was articulated. Overall, I believe we are making considerable progress on that program. Total operating expenses decreased by $2,938,000 for the quarter, compared to a year earlier, due to lower research and development costs and lower general and administrative expenses. We are continuing to evaluate the various aspects of our digital radiography businesses as well as our overall business model, and are making good progress in our search for a new Chief Executive Officer. As a result, I believe we are building a strong foundation for renewed long-term growth for the Company as The World Resource for Health and Security Technology.”

CONFERENCE CALL

Analogic will conduct an investor conference call on Thursday, March 8 at 11:00 a.m. ET to discuss the results for the second quarter and recent developments. To participate in the conference call, dial 1-866-823-6992, or 1-334-323-7225 for international callers, approximately five to ten minutes before the conference is scheduled to begin. Inform the operator that you wish to join the Analogic conference, Pass Code 03391. You will then be asked for your name, organization, and telephone number and be connected to the conference. To listen to the live audio webcast, visit www.analogic.com approximately five to ten minutes before the conference is scheduled to begin.

A replay of the conference call webcast will be archived on the Company’s website at www.analogic.com approximately three hours after the call is completed and will be available through midnight (ET) Thursday, March 29, 2007.

A telephone digital replay will be available approximately two hours after the call is completed through midnight (ET) March 15, 2007. To access the digital replay, dial 1-877-919-4059, or 1-334-323-7226 for international callers. The conference ID number is 46734406. For more information on the conference call, visit www.analogic.com, call 978-326-4213, or email proberts@analogic.com.

Analogic Corporation is a leading designer and manufacturer of advanced health and security systems and subsystems sold primarily to Original Equipment Manufacturers (OEMs). The Company is recognized worldwide for advancing the state of the art in Computed Tomography (CT), Digital Radiography (DR), Ultrasound, Magnetic Resonance Imaging (MRI), and Patient Monitoring. For more information, visit www.analogic.com.

This press release contains the Company’s or management’s intentions, hopes, beliefs, expectations, or predictions. These are considered “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements (statements that are not historical facts) in this presentation are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that all forward-looking statements, including statements about product development, market and industry trends, strategic initiatives, regulatory approvals, sales, profits, expenses, price trends, research and development expenses and trends, and capital expenditures involve risk and uncertainties. Actual results may differ materially from those indicated by such statements as a result of various factors, including those discussed in the Company’s periodic reports filed with the SEC under the heading “Business Environment and Risk Factors.” In addition, the forward-looking statements included in this press release represent the Company’s views as of March 7, 2007. The Company anticipates that subsequent events and developments will cause the Company’s views to change. However, while the Company may elect to update these forward-looking statements at some point in the future, the Company specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing the Company’s views as of any date subsequent to March 7, 2007.

Consolidated Statements of Operations (in thousands, except share data)

	Three Months Ended		Six Months Ended
	January 31,		January 31,
	(Unaudited)		(Unaudited)
	2007	2006	2007	2006

Net revenue:
Products	$82,562	$91,964	$153,310	$171,685
Engineering	3,721	6,119	5,385	9,931
Other	2,075	1,928	5,265	4,805

Total net revenue	88,358	100,011	163,960	186,421

Cost of sales:
Products	50,686	53,674	95,275	101,497
Engineering	3,435	4,109	6,298	9,842
Other	1,595	1,192	3,082	2,578
Asset impairment charges	—	—	8,625	1,179

Total cost of sales	55,716	58,975	113,280	115,096

Gross margin	32,642	41,036	50,680	71,325

Operating expenses:
Research and product development	12,680	14,149	24,258	27,176
Selling and marketing	7,494	7,274	14,496	14,628
General and administrative	8,451	9,637	17,490	18,301
Restructuring and asset impairment charges	—	503	1,080	1,528

Total operating expenses	28,625	31,563	57,324	61,633

Income (loss) from operations	4,017	9,473	(6,644)	9,692

Other income (expense):
Net interest income	3,146	2,469	6,369	4,502
Equity gain (loss) in unconsolidated affiliates	(53)	115	(131)	(455)
Other	155	199	33	42

Total other income	3,248	2,783	6,271	4,089

Income (loss) from continuing operations before income taxes and cumulative effect of change in accounting principle	7,265	12,256	(373)	13,781
Provision (benefit) for income taxes	1,845	3,159	(433)	3,621

Income from continuing operations before discontinued operations and cumulative effect of change in accounting principle	5,420	9,097	60	10,160
Income from discontinued operations (net of income tax provision of $126)	—	—	—	159
Gain on disposal of discontinued operations (net of income tax of $9,104)	—	20,640	—	20,640
Cumulative effect of change in accounting principle (net of income tax of $61)	—	—	—	120

Net income	$5,420	$29,737	$60	$31,079

Basic earnings per share:
Income from continuing operations	$0.39	$0.67	$—	$0.75
Income from discontinued operations, net of tax	—	—	—	0.01
Gain on disposal of discontinued operations, net of tax	—	1.51	—	1.51
Cumulative effect of change in accounting principle, net of tax	—	—	—	0.01

Net income	$0.39	$2.18	$—	$2.28

Diluted earnings per share:
Income from continuing operations	$0.39	$0.66	$—	$0.74
Income from discontinued operations, net of tax	—	—	—	0.01
Gain on disposal of discontinued operations, net of tax	—	1.50	—	1.50
Cumulative effect of change in accounting principle, net of tax	—	—	—	0.01

Net income	$0.39	$2.16	$—	$2.26

Dividends declared per share	$0.10	$0.10	$0.20	$0.18

Weighted average shares outstanding:
Basic	13,866	13,625	13,846	13,628
Diluted	13,982	13,799	13,960	13,766

Condensed Consolidated Balance Sheets (in thousands)

	January 31,	July 31,
	2007	2006
	(Unaudited)	(Audited)
Assets:
Cash, cash equivalents and marketable securities	$262,370	$258,237
Accounts and notes receivable, net	49,411	52,112
Inventories	59,452	58,943
Other current assets	22,063	21,543

Total current assets	394,296	390,835

Property, plant and equipment, net	80,624	81,853
Other assets	14,354	15,957

Total Assets	$489,274	$488,645

Liabilities and Stockholders’ Equity:
Accounts payable	$17,293	$17,372
Accrued liabilities	21,717	24,111
Advance payments and deferred revenue	9,692	9,386
Accrued income taxes	7,420	5,011
Total current liabilities	56,122	55,880

Deferred income taxes	910	840

Total long-term liabilities	910	840

Stockholders’ Equity	432,242	431,925

Total Liabilities and Stockholders’ Equity	$489,274	$488,645